Exhibit 99.1

3555 Veterans Memorial Highway, Suite C

Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2017 First Quarter Financial Results

RONKONKOMA, NY – June 14, 2016 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2017 first quarter ended April 30, 2016.

For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s transfer of the stock of its Brazilian subsidiary has resulted in discontinued operations accounting. Commencing with its first fiscal quarter 2016 ended April 30, 2015, historical and future financial results from the Brazilian operations are reflected as discontinued operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Discontinued operations accounting entails the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the Company. The global operations of Lakeland Industries, Inc. excluding Brazil are shown in financial reports as continuing operations. All statements and information in this announcement have been presented or are restated to exclude Brazil, except where noted. On July 31, 2015, the Company completed a conditional closing of the transfer of all of the stock of its then wholly-owned Brazilian subsidiary (“Lakeland Brazil”), to Zap Comércio de Brindes Corporativos Ltda (the “Transferee”), a company owned by a then existing Lakeland Brazil manager. This transfer is pursuant to a Shares Transfer Agreement entered into on June 19, 2015. The transactions contemplated by the Shares Transfer Agreement, which were deemed to have been consummated as of July 31, 2015, were completed in October 2015. Pursuant to the Shares Transfer Agreement, the Transferee has acquired all of the shares of Lakeland Brazil owned by the Company.

Fiscal 2017 First Quarter Financial Results Highlights

“from Continuing Operations, unless otherwise noted”

•	Decline in year-over-year revenues reflects emergency demand in the prior year that was absent this year, the global economic slowdown particularly for the oil and gas sector, and currency headwinds in fiscal 2017 first quarter as compared to same period in fiscal 2016 which reduces revenues reported on a consolidated GAAP basis in US dollars
•	Gross margin decline from prior year on lower volume and absence of higher margin emergency product orders
•	Gross margin in 1Q17 increased sequentially from 4Q16 by 4 percentage points, with each period having similar currency valuations and global business conditions as well as neither quarter benefiting from higher margin emergency product orders
•	Operating expenses increased as Company prepares for resumption in global industrial growth and market share gains, including bolstering of country sales management and financial personnel and incurring additional professional fees associated with year-end audit, legal and tax work
•	Investment in MIS infrastructure continues with goal of further improving productivity and profitability
•	Balance sheet remain strong with $3.5 million of net cash provided by operations in 1Q17 driven by cash management and reduced inventory; cash at the end of the quarter increased to $10.3 million from $7.0 million at the beginning of the fiscal year

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “The first quarter of fiscal 2017 showed progress on a number of operational and, more importantly, forward looking objectives that position the Company for its next phase of growth. This growth is intended to be organic from the traditional markets we serve by capitalizing on new markets and products while taking market share in some of the more developed regions we serve.

“Incremental to all of these growth opportunities is emergency demand, such as the Ebola-related orders we received in the early part of the prior fiscal year, which resulted in an unfavorable comparison on a year-over-year basis for the first quarter of the current year. These revenues were much higher than our traditional sales, so this skewed year-over-year comparisons. Also negatively impacting the first quarter of this year were the currency volatility in Argentina, Kazakhstan, Canada, China and the UK and the continued weakness in the global industrial economy, particularly in the oil and gas sector. This sector represents roughly 10% of our annual revenues. As with any business cycle, we anticipate a recovery in demand for our products as oil prices rebound.

“Meanwhile, we have taken steps to reduce our cost structure and, at the same time, undertake certain operating efficiencies to enhance our global infrastructure in preparation of global sales growth and market share gains -- with or without industrial or oil sector recoveries which have been in corresponding down turns for the past several quarters. Proof of concept for this strategy can be found in our Canadian operations where sales in the first quarter were up 25% in local currency as compared to the prior year despite challenging economic conditions in the country. As previously disclosed, in the first quarter of fiscal 2017 we implemented a voluntary reduction in force for our USA operations which resulted in a charge during the quarter of $300,000 that will reduce payroll by over $1.0 million on an annualized basis. Certain manufacturing functions will be assumed by our facilities in India and Mexico where our cost base is significantly lower. Overall, we are leveraging our global operations to drive costs lower, improve manufacturing efficiencies and increase sales.

“We are pleased to report that operating profit has been achieved in each of our major country operations except for a modest loss in Mexico. As of April 30, 2016, we had cash and cash equivalents of approximately $10.3 million, with this balance increasing $3.3 million from the beginning of the fiscal year. Net cash provided by operating activities was $3.5 million for the fiscal 2017 first quarter, primarily due to effective cash management and inventory reductions. To further increase our productivity and leverage our global workforce, we have been bolstering our country sales management and financial personnel while investing in management information systems infrastructure to enhance our costing, inventory, bidding and workflow management.

“As previously stated, regardless of the overall market’s growth and any continued economic uncertainties, we see a multitude of organic growth opportunities in converting customers to Lakeland products. New product development will aid in this effort. An example of this strategy is the redesigning of our disposable product for use in cleanrooms, estimated as an annual addressable market of approximately $75 million to $100 million . We are well on our way to realizing the benefits of our market and product diversity to deliver long term sustainable growth in revenues, profitability and cash flow.”

Fiscal 2017 First Quarter Financial Results

Net sales from continuing operations decreased 18% to $20.4 million for the three months ended April 30, 2016 compared to $24.8 million for the three months ended April 30, 2015. Overall sales volume was reduced in the quarter due to global softness in the industrial sector partially resulting from a continuing downturn in the oil and gas industry, as well as currency headwinds in several of the foreign countries in which the Company has operations. On a consolidated basis in US currency for the first quarter of fiscal 2017, domestic sales were $12.2 million or 60% of total revenues and international sales were $8.2 million or 40% of total revenues. This compares with domestic sales of $12.8 million or 52% of the total and internationals sales of $12.0 million or 48% of the total in the same period of fiscal 2016.

Sales in the USA decreased 7% or $1.0 million due primarily to the strong sales levels in the disposables and chemical divisions related to the Company’s response to the Ebola crisis in the first quarter of the prior year and a soft market in the industrial sector in 1Q17. USA sales of disposables decreased by $0.5 million, chemical sales decreased $0.6 million, wovens and fire protection sales combined were level, while glove sales decreased $0.1 million and reflective sales increased $0.2 million.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim were down 25% or $2.9 million, amid currency headwinds. Canada sales increased by 26% or $0.4 million, despite Canadian currency declines, as that country benefited from the effective implementation of market share attainment strategies an unexpected oil and gas turnaround as well as protective apparel requirements to handle wildfires. UK sales decreased by $3.3 million or 58% mostly due to the Company’s Ebola-related sales in fiscal 2016 first quarter and continuing currency challenges. Sales in Russia and Kazakhstan increased $0.2 million or 73% as economic stability improved. Latin America sales decreased $0.5 million or 37% due to a depressed commodities market which curtails agriculture and mining production and due to the poor economic environment in certain regions.

Gross profit decreased $2.5 million, or 27%, to $6.8 million for the three months ended April 30, 2016, from $9.3 million for the three months ended April 30, 2015. Gross profit as a percentage of net sales decreased to 33.3% for the three months ended April 30, 2016, from 37.4% for the three months ended April 30, 2015, but increased from 29.4% from the fourth quarter of fiscal 2016 ended January 31, 2016. Gross margins for disposable products, the Company’s largest product line, remained level at 34% despite low volume. Major factors driving the year-over-year changes in gross margins include Chemical protective apparel line gross margins decreasing by 17 percentage points as compared to the same quarter in the previous year primarily due to the very high volume and high margins associated with the Company’s response to the Ebola crisis, and cost saving efforts and severance payments in the more recent quarter associated with a reduction in force in the USA to move production to more cost effective facilities in Mexico and China.

Operating expenses increased from $6.1 million for the three months ended April 30, 2015 to $6.6 million for the three months ended April 30, 2016. Operating expenses as a percentage of net sales was 32.4% for the three months ended April 30, 2016 up from 24.4% for the three months ended April 30, 2015. The main factors for the increase in operating expenses are a $0.3 million increase in payroll administration and salaries for the expansion of the Company’s global sales management among other activities and $0.3 million increase in professional fees for audit fees, legal fees and year-end tax preparation, and a $0.1 million increase in travel expense.

Operating profit was $0.2 million for the three months ended April 30, 2016, from $3.2 million for the three months ended April 30, 2015, mainly as a result of weak sales volume. Operating margins were 0.8% for the three months ended April 30, 2016, compared to 13.0% for the three months ended April 30, 2015.

Net income was $0.0 million for the three months ended April 30, 2016 from $1.2 million for the three month ended April 30, 2015. The results for the three months ended April 30, 2016 are primarily due to low sales volume and increased spending on the Company’s global growth strategies.

As of April 30, 2016, Lakeland had cash and cash equivalents of approximately $10.3 million and working capital of $44.5 million. Cash and cash equivalents increased $3.3 million from the beginning of the fiscal year. The Company’s $15 million revolving credit facility had $9.3 million of borrowings outstanding as of April 30, 2016, with availability of $5.7 million.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2017 first quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through June 21, 2016, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10087061.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results as Restated for Discontinued Operations ($000) Reconciliation to GAAP Results

	Quarter Ended April 30, 2016	Quarter Ended April 30, 2015
Net sales from continuing operations	$20,369	$24,819
Year over year growth	(17.9)%	—
Gross profit from continuing operations	6,776	9,279
Gross profit %	33.3%	37.4%
Operating expenses from continuing operations	6,607	6,059
Operating expenses as a percentage of sales	32.4%	24.4%
Operating income from continuing operations	169	3,220
Operating income as a percentage of sales	0.8%	13.0%
Interest expense from continuing operations	198	183
Other (income) expense from continuing operations	8	15
Pretax income (loss) from continuing operations	(21)	3,052
Income tax expense (benefit) from continuing operations	(24)	892
Net income from continuing operations	$3	$2,160
Loss from discontinued operations	—	(931)
Loss before taxes for discontinued operations	—	(931)
Income tax expense (benefit) from discontinued operations	—	—
Net (loss) from discontinued operations	—	(931)
Net income (loss)	$3	$1,229

Weighted average shares for EPS-Basic	7,254,162	7,062,144
Net income per share from continuing operations	$0.00	$0.31
Net loss per share from discontinued operations	$0.00	$(0.14)
Net income (loss) per share	$0.00	$0.17

Operating income from continuing operations	$169	$3,220
Depreciation and amortization	287	246
Other income from continuing operations	8	15
EBITDA from continuing operations	464	3480
Equity Compensation	130	128
USA Severance Associated with Restructure	309	—
Adjusted EBITDA	903	3,608
Cash paid for taxes (foreign)	132	604
Capital expenditures	30	307
Free cash flow	$741	$2,697

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

April 30, 2016 and January 31, 2016

ASSETS	April 30,	January 31,
	2016	2016
Current assets	($000’s)
Cash and cash equivalents	$10,331	$7,022
Accounts receivable, net of allowance for doubtful accounts of $541 and $593 at April 30, 2016 January 31, 2016, respectively	11,649	11,476
Inventories, net of reserves of $2,347 and $2,566 at April 30, 2016 and January 31, 2016, respectively	38,891	40,841
Deferred income taxes	1,707	1,555
Assets of discontinued operations in Brazil	—	—
Prepaid VAT tax	1,177	1,143
Other current assets	2,848	1,635
Total current assets	66,603	63,672
Property and equipment, net	9,141	9,268
Assets held for sale	1,101	1,101
Deferred income tax, noncurrent	12,783	12,783
Prepaid VAT and other taxes	377	377
Security deposits	99	93
Intangibles, prepaid bank fees and other assets, net	62	95
Goodwill	871	871
Total assets	$91,037	$88,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,366	$4,254
Accrued compensation and benefits	846	1,157
Other accrued expenses	1,197	1,575
Liabilities of discontinued operations in Brazil	207	238
Current maturity of long-term debt	50	50
Short-term borrowing	3,198	3,226
Borrowings under revolving credit facility	9,281	9,458
Total current liabilities	22,145	19,958
Long-term portion of Canada loan	768	691
VAT taxes payable long term	8	95
Total liabilities	22,921	20,744
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, Issued 7,611,440 and 7,610,603; outstanding 7,254,999 and 7,254,162 at April 30, 2016 January 31, 2016, respectively	76	76
Treasury stock, at cost; 356,441 shares at April 30, 2016 and January 31, 2016	(3,352)	(3,352)
Additional paid-in capital	64,597	64,468
Retained earnings	8,511	8,508
Accumulated other comprehensive loss	(1,716)	(2,184)
Total stockholders' equity	68,116	67,516
Total liabilities and stockholders' equity	$91,037	$88,260

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Three Months Ended April 30, 2016 and 2015

	Three Months Ended
	April 30,
	($000’s) except for share information
	2016	2015
Net sales from continuing operations	$20,369	$24,819
Cost of goods sold from continuing operations	13,593	15,540
Gross profit from continuing operations	6,776	9,279
Operating expenses from continuing operations	6,607	6,059
Operating profit from continuing operations	169	3,220
Other income (loss), net from continuing operations	8	15
Interest expense from continuing operations	198	183
Income (loss) before taxes from continuing operations	(21)	3,052
Income tax expense (benefit) from continuing operations	(24)	892
Net income (loss) from continuing operations	$3	$2,160
Net loss from discontinued operations	$—	$(931)
Net income (loss)	$3	$1,229
Net income (loss) per common share – Basic:
Income from continuing operations	$0.00	$0.31
Loss from discontinued operations	$0.00	$(0.14)
Net income (loss)	$0.00	$0.17
Net income (loss) per common share – Diluted:
Income from continuing operations	$0.00	$0.30
Loss from discontinued operations	$0.00	$(0.13)
Net income (loss)	$0.00	$0.17
Weighted average common shares outstanding:
Basic	7,254,162	7,062,144
Diluted	7,324,583	7,235,385

Numbers may not add due to rounding

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Three Months Ended April 30, 2016 and 2015

	For the Three Months Ended April 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$3	$1,229
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for inventory obsolescence	(219)	7
Provision for doubtful accounts	(53)	90
Deferred income taxes current	(153)	128
Deferred taxes long-term	(87)	70
Depreciation and amortization	287	246
Stock based and restricted stock compensation	130	127
Loss on disposal of fixed assets	31	—
Interest expense resulting from Arbitration Award	—	16
(Increase) decrease in operating assets
Accounts receivable	50	(1,630)
Inventories	2,425	(2,471)
Prepaid VAT taxes and other current assets	(34)	501
Other current assets	(1,169)	(714)
Assets of discontinued operations	—	(672)
Increase (decrease) in operating liabilities
Accounts payable	3,010	828
Accrued expenses and other liabilities	(727)	77
Arbitration award in Brazil	—	(250)
Net cash (used by) the sales of Brazil	(31)	—
Liabilities of discontinued operations	—	871
Net cash (used in) provided by operating activities	3,463	(1,547)
Cash flows from investing activities:
Purchases of property and equipment	(30)	(307)
Net cash used in investing activities	(30)	(307)
Cash flows from financing activities:
Net borrowings under credit agreement (revolver)	(177)	3,024
Canada loan repayments	(6)	(6)
Argentina borrowings	—	269
Argentina repayments	(54)	—
UK borrowings, net	20	569
China borrowings	1,300	1,302
China repayments	(1,275)	(1,295)
Shares returned to pay employee taxes under restricted stock program	(1)	(41)
Net cash provided by financing activities	(193)	3,822
Effect of exchange rate changes on cash	69	44
Net increase in cash and cash equivalents	3,309	2,012
Cash and cash equivalents at beginning of year	7,022	6,709
Cash and cash equivalents at end of year	$10,331	$8,721

Numbers may not add due to rounding